Exhibit 2.1

PLAN OF DOMESTICATION AND CONVERSION
OF
FIRST INTERSTATE BANCSYSTEM, INC., A MONTANA CORPORATION,
TO
FIRST INTERSTATE BANCSYSTEM, INC., A DELAWARE CORPORATION

THIS PLAN OF DOMESTICATION AND CONVERSION, dated as of May 24, 2023 (this “Plan”), is hereby adopted by First Interstate BancSystem, Inc., a Montana corporation (the “Company”), in order to set forth the terms, conditions and procedures governing the domestication and conversion of the Company from a Montana corporation to a Delaware corporation pursuant to Sections 35-14-920 through 35-14-924 of the Montana Business Corporation Act, as amended (the “MBCA”), and Section 265 of the General Corporation Law of the state of Delaware, as amended (the “DGCL”).
RECITALS:
WHEREAS, the Company is a corporation validly established and existing in good standing under the laws of the state of Montana;
WHEREAS, domestication of the Company from a domestic Montana corporation to a foreign Delaware corporation by conversion pursuant to Section 265 of the DGCL is permitted and, therefore, the Company may become a foreign Delaware corporation by complying with the domestication provisions of Sections 35‑14-920 through 35-14-924 of the MBCA;
WHEREAS, the Board of Directors (the “Board”) of the Company has determined that it is advisable and in the best interests of the Company and its shareholders for the Company to domesticate from a Montana corporation to a Delaware corporation pursuant to such Sections 35‑14-920 through 35‑14-924 of the MBCA and Section 265 of the DGCL;
WHEREAS, the Board of the Company has authorized, approved and adopted the form, terms and provisions of this Plan and submitted and recommended this Plan to the Company’s shareholders for approval, and the Company’s shareholders have approved this Plan pursuant to Section 35-14-921 of the MBCA; and
WHEREAS, the Board of the Company has authorized, approved and adopted the form, terms and provisions of the Delaware Certificate of Incorporation (as defined in Section 2 below) and submitted and recommended the Delaware Certificate of Incorporation to the Company’s shareholders with this Plan for approval, and the Company’s shareholders have approved the Delaware Certificate of Incorporation also pursuant to Section 35-14-921 of the MBCA as required by Section 265(h) of the DGCL.
NOW, THEREFORE, IN CONSIDERATION AND RESPECT OF THE FOREGOING, the Company hereby adopts this Plan setting forth the terms, conditions and procedures governing the domestication and conversion of the Company from a Montana corporation to a Delaware corporation, as follows:
1.DOMESTICATION AND CONVERSION; EFFECT OF DOMESTICATION AND CONVERSION.
(a)At the Effective Time (as defined in Section 3 below), the Company shall be domesticated and converted from a Montana corporation to a Delaware corporation pursuant to Sections 35‑14-920 through 35‑14-924 of the MBCA and Section 265 of the DGCL (the “Domestication and Conversion”) and the Company, as domesticated and converted to a Delaware corporation (the “Delaware Company”), shall thereafter be subject to all of the provisions of the DGCL, except that, notwithstanding Section 106 of the DGCL, the existence of the Delaware Company shall be deemed to have commenced on the date the Company commenced its existence in the state of Montana.
(b)At the Effective Time, by virtue of the Domestication and Conversion and without any further action on the part of the Company or its shareholders, the Delaware Company shall, for all purposes of the laws of the state of Montana and the state of Delaware, be deemed to be the same entity as the Company.
i.At the Effective Time, by virtue of the Domestication and Conversion and without any further action on the part of the Company or its shareholders, for all purposes of the laws of the state of Montana, (1) all property owned by and every contract right possessed by the Company are the property and contract rights of the Delaware Company without transfer, reversion, or impairment; (2) all debts, obligations, and other liabilities of the Company are the debts, obligations, and liabilities of the Delaware Company; (3) the name of the Delaware Company may be but need not be substituted for the name of the Company in any pending proceeding; (4) the Delaware Certificate of Incorporation and Delaware Bylaws (as defined in Section 10 below) of the Delaware Company become effective; (5) the shares of the Company are reclassified into shares or other securities, obligations, rights to acquire shares or other securities in accordance with the terms of the Domestication and Conversion, and the shareholders of the Company are entitled only to the rights provided to them by those terms; and (6) the Delaware Company is (x) incorporated under and subject to the organic law of the state of Delaware, including the DGCL, (y) the same corporation without interruption as the Company, and (z) considered to have been incorporated on the date the Company was originally incorporated.

ii.At the Effective Time, by virtue of the Domestication and Conversion and without any further action on the part of the Company or its shareholders, for all purposes of the laws of the state of Delaware, all of the rights, privileges and powers of the Company, and all property, real, personal and mixed, and all debts due to the Company, as well as all other things and causes of action belonging to the Company, shall remain vested in the Delaware Company and shall be the property of the Delaware Company and the title to any real property vested by deed or otherwise in the Company shall not revert or be in any way impaired by reason of the Domestication and Conversion or applicable Delaware law; but all rights of creditors and all liens upon any property of the Company shall be preserved unimpaired, and all debts, liabilities and duties of the Company shall remain attached to the Delaware Company at the Effective Time, and may be enforced against the Delaware Company to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by the Delaware Company in its capacity as a corporation of the state of Delaware. The rights, privileges, powers and interests in property of the Company, as well as the debts, liabilities and duties of the Company, shall not be deemed, as a consequence of the Domestication and Conversion, to have been transferred to the Delaware Company at the Effective Time for any purpose of the laws of the state of Delaware.
(c)The Company shall not be required to wind up its affairs or pay its liabilities and distribute its assets, and the Domestication and Conversion does not constitute or cause the dissolution of the Company, shall not be deemed a dissolution of the Company, and shall constitute a continuation of the existence of the Company in the form of a Delaware corporation. The Domestication and Conversion shall not be deemed to affect any obligations or liabilities of the Company incurred prior to the Domestication and Conversion or the personal liability of any person incurred prior to the Domestication and Conversion.
(d)The name of the domesticating corporation is First Interstate BancSystem, Inc. and the name of the domesticated corporation is First Interstate BancSystem, Inc. and the jurisdiction of formation of the domesticated corporation is Delaware. At the Effective Time, the name of the Delaware Company shall continue to be “First Interstate BancSystem, Inc.”
(e)The Company intends for the Domestication and Conversion to constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended.
2.FILINGS. As soon as practicable following the date hereof, the Company shall cause the Domestication and Conversion to be effective by:
(a)executing and filing with the Montana secretary of state (or causing to be executed and filed with the Montana secretary of state) articles of domestication pursuant to Section 35-14-922 of the MBCA, in a form containing the information prescribed by such section of the MBCA and reasonably acceptable to any proper officer of the Company (the “Montana Articles of Domestication”);
(b)executing and filing with the Delaware secretary of state (or causing to be executed and filed with the Delaware secretary of state) a certificate of conversion to corporation pursuant to Sections 103 and 265 of the DGCL, in a form containing the information prescribed by Section 265(c) of the DGCL and reasonably acceptable to any proper officer of the Company (the “Delaware Certificate of Conversion”); and
(c)executing, acknowledging and filing with the Delaware secretary of state (or causing to be executed, acknowledged and filed with the Delaware secretary of state) simultaneously with the Delaware Certificate of Conversion, a certificate of incorporation of the Delaware Company required by Section 265(b) of the DGCL and substantially in the form set forth on Exhibit A hereto (the “Delaware Certificate of Incorporation”).
3.EFFECTIVE TIME. The Domestication and Conversion shall become effective upon the filing of the Delaware Certificate of Conversion and, simultaneously therewith, the Delaware Certificate of Incorporation with the Delaware secretary of state (the time of the effectiveness of the Domestication and Conversion, the “Effective Time”), which will occur promptly after the filing of the Montana Articles of Domestication with the Montana secretary of state.
4.EFFECT ON COMMON STOCK. Upon the terms and subject to the conditions of this Plan, at the Effective Time, by virtue of the Domestication and Conversion and without any further action on the part of the Company or its shareholders, each issued and outstanding share of Class A common stock, no par value per share (“Class A Common Stock”), of the Company shall automatically be reclassified and convert into one duly authorized, validly issued, fully paid and nonassessable share of common stock, $0.00001 par value per share (“Common Stock”), of the Delaware Company. Following the Effective Time, all shares of Class A Common Stock shall no longer be outstanding and all shall automatically be canceled and retired and shall cease to exist, and each holder of Class A Common Stock immediately prior to the Effective Time shall cease to have any rights with respect thereto.
5.EFFECT ON OUTSTANDING OPTIONS AND OTHER RIGHTS. Upon the terms and subject to the conditions of this Plan, at the Effective Time, by virtue of the Domestication and Conversion and without any further action on the part of the Company or its shareholders, each outstanding option or other right to acquire shares of Class A Common Stock of the Company outstanding immediately prior to the Effective Time shall automatically be reclassified and convert into an equivalent option or other right to acquire, upon the same terms and conditions as were in effect immediately prior to the Effective Time, the same number of shares of Common Stock of the Delaware Company.

6.EFFECT ON STOCK CERTIFICATES AND BOOK ENTRY NOTATIONS. Upon the terms and subject to the conditions of this Plan, at the Effective Time, by virtue of the Domestication and Conversion and without any further action on the part of the Company or its shareholders, all of the outstanding certificates or book entry notations that immediately, prior to the Effective Time, represented shares of Class A Common Stock of the Company shall be deemed for all purposes to continue to evidence ownership of and to represent the same number of shares of Common Stock of the Delaware Company into which the shares represented by such certificates or book entry notations have been reclassified and converted as provided herein. From and after the Effective Time, the registered owner on the books and records of the Company or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer, reclassification or conversion or otherwise accounted for to the Delaware Company or its transfer agent, continue to have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of Common Stock of the Delaware Company evidenced by such outstanding certificate as provided above.
7.EFFECT ON EMPLOYEE BENEFIT, INCENTIVE COMPENSATION OR OTHER SIMILAR PLANS. Upon the terms and subject to the conditions of this Plan, at the Effective Time, by virtue of the Domestication and Conversion and without any further action on the part of the Company or its shareholders, each employee benefit plan, incentive compensation plan or other similar plan to which the Company is a party shall continue to be an employee benefit plan, an incentive compensation plan or another such similar plan of the Delaware Company. To the extent that any such plan provides for the issuance of shares of Class A Common Stock, at the Effective Time, by virtue of the Domestication and Conversion and without any further action on the part of the Company or its shareholders, such plan shall be deemed to provide for the issuance of shares of Common Stock of the Delaware Company. A number of shares of Common Stock of the Delaware Company shall be reserved for issuance under such plan or plans equal to the number of shares of Class A Common Stock of the Company so reserved immediately prior to the Effective Time of the Domestication and Conversion.
8.QUALIFICATIONS, LICENSES, PERMITS, TITLED PROPERTY, ETC. As necessary or deemed appropriate, following the Effective Time, the Delaware Company shall apply for new qualifications to conduct business (including as a foreign corporation in the state of Montana), licenses, permits and similar authorizations on its own behalf and in its own name to reflect the fact that it is, from and after the Effective Time, a corporation duly formed and validly existing under the laws of the state of Delaware. If required or deemed appropriate, following the Effective Time, all real, personal or intangible property of the Company which was titled or registered in the name of the Company shall be re-titled or re-registered, as applicable, in the name of the Delaware Company by appropriate filings or notices to the appropriate party (including, without limitation, any applicable governmental agencies).
9.EFFECT ON DIRECTORS AND OFFICERS. The members of the Board of the Company, in the classes of the Board of the Company to which they have been elected or appointed, and the officers of the Company immediately prior to the Effective Time shall continue following the Effective Time as directors on the Board of the Delaware Company, in classes of the Board of the Delaware Company corresponding to the classes to which the directors had been elected or appointed on the Board of the Company prior to the Effective Time, and officers of the Delaware Company, with the same titles and responsibilities that such officers had in the Company prior to the Effective Time, in the case of a director, until the expiration of the director’s remaining term as a director and until such director’s successor shall have been duly elected and qualified or until the director’s earlier death, resignation or removal, and in the case of an officer, until such officer is removed from such office by the Board of the Delaware Company or such officer’s earlier death or resignation.
10.DELAWARE BYLAWS. To the fullest extent permitted by law, at the Effective Time, by virtue of the Domestication and Conversion and without any further action on the part of the Company or its shareholders or the Delaware Company or its shareholders, the bylaws of the Delaware Company shall be substantially in the form set forth on Exhibit B hereto (the “Delaware Bylaws”), and the Delaware Bylaws shall be the Bylaws of the Delaware Company.
11.FURTHER ASSURANCES. If, at any time after the Effective Time, the Delaware Company shall determine or be advised that any deeds, bills of sale, assignments, agreements, documents or assurances or any other acts or things are necessary, desirable or proper, consistent with the terms of this Plan, (a) to vest, perfect or confirm, of record or otherwise, in the Delaware Company its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Company, or (b) to otherwise carry out the purposes of this Plan, the Delaware Company, its officers and directors and the designees of its officers and directors, are hereby authorized to solicit in the name of the Delaware Company any third-party consents or other documents required to be delivered by any third-party, to execute and deliver, in the name and on behalf of the Delaware Company all such deeds, bills of sale, assignments, agreements, documents and assurances and do, in the name and on behalf of the Delaware Company, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Company and otherwise to carry out the purposes of this Plan.
12.IMPLEMENTATION AND INTERPRETATION. This Plan shall be implemented and interpreted, prior to the Effective Time, by the Board of the Company and, upon the Effective Time, by the Board of the Delaware Company, (a) each of which shall have full power and authority to delegate and assign any matters covered hereunder to any other party or parties, including any officers of the Company or the Delaware Company, as the case may be, and (b) the interpretations and decisions of which shall be final, binding, and conclusive on all parties.

13.AMENDMENT. This Plan may be amended or modified by the Board of the Company at any time prior to the Effective Time, provided that such an amendment shall not alter or change (a) the amount or kind of shares or other securities to be reclassified or converted into hereunder by the shareholders of the Company, (b) any term of the Delaware Certificate of Incorporation or the Delaware Bylaws, other than changes permitted to be made without shareholder approval by the DGCL, or (c) any of the terms and conditions of this Plan if such alteration or change would adversely affect the shareholders of the Company.
14.TERMINATION OR DEFERRAL. At any time prior to the Effective Time, (a) this Plan may be terminated and the Domestication and Conversion may be abandoned by action of the Board of the Company, notwithstanding the approval of this Plan by the shareholders of the Company, and (b) the consummation of the Domestication and Conversion may be deferred for a reasonable period of time if, in the opinion of the Board of the Company, such action would be in the best interests of the Company and its shareholders. In the event of termination of this Plan, this Plan shall become void and of no effect and there shall be no liability on the part of the Company, its Board or shareholders with respect thereto.
15.THIRD PARTY BENEFICIARIES. This Plan shall not confer any rights or remedies upon any person other than as expressly provided herein.
16.SEVERABILITY. Whenever possible, each provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Plan.
17.DESCRIPTIVE HEADINGS. The descriptive section headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Plan.

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IN WITNESS WHEREOF, the Company has caused this Plan to be duly executed as of the date first above written.

FIRST INTERSTATE BANCSYSTEM, INC.

By:	/s/ Kirk D. Jensen
Name: Kirk D. Jensen
Title: Executive Vice President and General Counsel, Corporate Secretary

EXHIBIT A
Delaware Certificate of Incorporation
Please refer to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on May 25, 2023.

EXHIBIT B
Delaware Bylaws
Please refer to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed with the SEC on May 25, 2023.